Exhibit 10.2

LEASE AMENDMENT NUMBER THREE

TENANT MUST PROVIDE CERTIFICATE OF GOOD STANDING PRIOR TO LANDLORD SIGNING THE AMENDMENT.

This LEASE AMENDMENT NUMBER THREE entered into this 1ST day of APRIL, 2005 (the “Third Amendment”), by and between AP SOUTHEAST PORTFOLIO PARTNERS, L.P., a Delaware limited partnership (the “Landlord”) and SENTO CORPORATION, a Utah corporation, successor in interest to Xtrasource, Inc. (the “Tenant”).

W I T N ES S E T H:

WHEREAS, Tenant’s predecessor and Landlord’s predecessor entered into that certain Office-Warehouse Lease Agreement dated January 14, 1995 (the “Original Lease”), as amended by that certain First Amendment to Lease dated August 22, 1995 (the “First Amendment”), as further amended by that certain Lease Amendment Number Two dated May 17, 1999 (the “Second Amendment”); and

WHEREAS, Landlord and Tenant’s predecessor entered into a Lease Assignment and Assumption of Tenant’s Interest, whereby the Lease was assigned by Customer Access Resources, Inc., to XtraSource, Inc., pursuant to a Lease Assignment and Assumption of Tenant’s Interest dated May 9, 2000 (the “Assignment Agreement”);

WHEREAS, the Lease was assigned to Tenant pursuant to a Lease Assignment and Assumption of Tenant’s interest dated November, 2004 (the “Second Assignment Agreement”) (the Original Lease, First and Second Amendments, Assignment Agreement and Second Assignment Agreement collectively referred to as the “Lease”), for space comprising approximately 21,500 square feet, located at 3645 Trust Drive, City of Raleigh, County of Wake, State of North Carolina; and

WHEREAS, the parties hereto desire to alter and modify said Lease in the manner hereinafter set forth,

NOW THEREFORE, in consideration of the mutual and reciprocal promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.               Term. Effective on April 1, 2005, Section Two of the Lease, entitled “Term”, shall be amended to extend the Lease so that it expires on August 31, 2010.

2.               Security Deposit. Effective on April 1, 2005, Subsection 3 (f) (iii), shall be amended to provide that the sum to be held by Landlord shall be $0.00. Landlord shall refund any deposit being held by it on Tenant’s behalf thirty days after the signing of the Third Amendment.

3.               Base Rent. Effective on April 1, 2005, Section Three of the Lease, entitled “Rent”, shall be amended to provide that Minimum Rent during the extended Term shall be $794,512.39, to be payable in equal monthly installments in accordance with the following rent schedule (which shall replace the rent schedule provided in the amended Lease):

MONTHS	MONTHLY RENT	CUMULATIVE RENT
4/1/05-8/31/05	$0.00	$0.00
9/1/05-3/31/06	$12,541.67	$87,791.69
4/1/06-3/31/07	$12,823.85	$153,886.25
4/1/07-3/31/08	$13,112.39	$157,348.69
4/1/08-3/31/09	$13,407.42	$160,889.04
4/1/09-3/31/10	$13,709.09	$164,509.04
4/1/10-8/31/10	$14,017.54	$70,087.71
	BASE RENT:	$794,512.39

The above rent schedule does not include monthly deposits for taxes, insurance and common area maintenance to be computed annually in accordance with Exhibit E to this Lease.

4.              Rent. Effective on April 1, 2005, Section Three of the Lease, entitled “Rent”, shall be amended to provide that Additional Rent shall not increase by more than 5% annually (to be compounded over the extended Term).

5.               Alterations and Improvements. Section Ten of the Lease, entitled “Alterations and Improvements”, shall be amended as follows:

A.                                   To provide that Tenant shall have the right to install a separate security system in the Premises; provided that Landlord has the right to approve the system installed and Tenant shall be responsible for maintenance of the system and its removal (and restoration of the area from which it is removed) upon the expiration or termination of the Lease.

B.                                     To provide that Tenant shall have the right to install equipment on the Building roof, subject to Landlord’s prior approval, which may be conditioned upon Tenant entering Landlord’s standard rooftop license agreement or amendment.

C.                                     To provide that as a condition to the extension of the Lease, Landlord shall replace three of the HVAC units currently serving the Premises with equally sized units.

6.               Use of Premises; Compliance with Legal Requirements. Section Four of the Lease, entitled “Use of Premises; Compliance with Legal Requirements”, shall be amended as follows:

A.                                   Tenant shall have the right to use the Premises for office use, as a call center and for administrative purposes related to its business. Tenant may be allowed to use the Premises for any other legal purposes with Landlord’s prior consent, which shall not be unreasonably withheld.

B.                                     To provide that Landlord, at its sole cost, shall construct, maintain and operate the Building common areas and property in accordance with applicable governmental regulation, codes, rules and laws, including the Americans with Disabilities Acts. In addition, to the best of Landlord’s knowledge, Landlord represents that the Building and property are free of all hazardous materials, including PCBs and asbestos, and that the Building and property shall be maintained in compliance with environmental laws, rules and regulations.

7.               Estoppel Certificates; Financial Statements. Section 19 of the Lease, entitled “Estoppel Certificates; Financial Statements”, shall be amended to provide that Landlord will deliver to Tenant a non-disturbance agreement, if the Building is ever subject to a mortgage or deed of trust, on the Lender’s standard form, so that Tenant’s occupancy will not be disturbed in the event of a sale, foreclosure or other event of transfer.

8.               Notices. The rent payment address for Landlord, provided in the Lease shall change to the following:

RENT PAYMENT
ADDRESS:	AP SOUTHEAST PORTFOLIO PARTNERS, LP
P.O. Box 409412
Atlanta, Georgia 30384

9.               Brokers’ Commissions. Section 29 of the Lease, entitled “Leasing Commissions”, shall be amended to provide that Tenant has not dealt with any real estate broker, finder or other person with respect to this Third Amendment and the extension of the Lease, except for CB Richard Ellis, through John Daly.

10.         Tenant Improvement Allowance. Section Three of Exhibit G. shall be amended to provide that Landlord shall grant Tenant a Tenant Improvement Allowance of up to $13.00 per square foot (the “Allowance”) which Tenant shall use at the beginning of the extended Term to make Building-standard improvements to the Premises in accordance with the requirements of Section Ten of the Lease, entitled “Alterations and Improvements”. The Allowance may be used for the construction of the improvements and related costs, including, but not limited to architectural and design fees, engineering fees, and the costs of external signage. Tenant shall have the right to hire its own contractor to do the construction work, so long as Landlord is given the opportunity to approve the nature of the construction (including architectural and engineering plans), which will not be unreasonably withheld and that the contractor follows Landlord’s Construction Rules and Specifications. The punchlist for the construction work shall be completed with Landlord’s participation. Tenant shall pay Landlord a $5,000.00 construction supervision fee. Landlord shall pay up to 80% of the Allowance upon the receipt from Tenant of copies of paid invoices for the construction work. Upon the completion of the construction, Landlord shall pay Tenant the last 20% of the Allowance within thirty days of the receipt from Tenant of (i) final releases of lien from all contractors, subcontractors and materialmen performing any work or providing any materials for the Tenant Improvements, and from any lienors giving notice required under law; (ii) a final contractor’s affidavit from the general Contractor in accordance with applicable law; and (iii) any supporting documentation evidencing final completion and payment of the Tenant Improvements reasonably requested by Landlord. At the beginning of the Term, during the period in which improvements are being made to the Premises, Landlord shall grant Tenant the opportunity to use Suite 3661, containing approximately 9,473 square feet, as shown in Exhibit B-1 attached for the operation of its business. The terms of the Lease shall apply to Tenant’s use, except for the obligation to pay Rent (including Additional Rent). Tenant’s right to use the vacant space shall commence as mutually agreed upon between the parties and expire on the earlier of substantial completion of the improvements or August 31, 2005.

11.         Right of Refusal. Effective on April 1, 2005, the following “Right of Refusal” shall replace Exhibit G, Section Two, entitled “Expansion Space”, as amended in the Second Amendment:

Landlord grants Tenant a Right of Refusal (the “Right of Refusal”) to lease approximately 9,473 square feet of space contiguous to the Premises (the “Right of Refusal Space”) as depicted on Exhibit B-1 attached hereto when the space becomes vacant and available on the following basis:

A.            Tenant has five (5) days after being notified by Landlord that Landlord has received or negotiated a bona fide offer for the lease of the Right of Refusal Space (“Landlord’s Refusal Notice”) within which to give Landlord its notice of its election to exercise its Right of Refusal as to such space (“Tenant Refusal Notice”). Tenant must lease all of the Right of Refusal Space that is subject to the bona fide offer and not only a portion thereof.

B.            If Tenant does not timely give notice to Landlord, it will be conclusively presumed that Tenant has waived its Right of Refusal, Landlord shall be free to lease the Right of Refusal Space to anyone whom it desires and Tenant will have no further rights to the Right of Refusal Space

C.            The Right of Refusal Space will be offered to Tenant for a term coterminous with the Term and upon the exact same terms as that being offered the third-party pursuant to the bona fide offer (except for any adjustment that must be made because the term in the bona fide offer is different than the remaining period of the Lease) . After exercise of the Right of Refusal, the parties will execute an amendment to the Lease evidencing the addition of such space.

D.            Unless expressly waived by Landlord, Tenant’s Right of Refusal is conditioned on: (i) Tenant not being in default under the Lease at the time of exercise of the Right of Refusal or on the date that Tenant’s occupancy of the Offered Space is scheduled to commence; (ii) Tenant not having vacated or subleased more than 25% of the Premises or assigned its interest in the Lease at the time it exercises the Right of Refusal or on the date that Tenant’s occupancy of the Offered Space is scheduled to commence; (iii) Tenant’s financial condition not having materially adversely changed since the Effective Date and (iv) there being at least two years remaining in the Term.

E.             Tenant’s Right of Refusal only accrues when the Right of Refusal Space becomes vacant and available. It does not apply to the renewal or extension of a lease, even if the lease being extended does not contain a written extension or renewal right.

12.         Option to Renew. Effective on April 1, 2005, Exhibit G, Section Four, shall be amended to extend Tenant’s option so that it has the right and option to extend the Lease for an additional five year term upon the expiration of the extended Term, upon written notice to Landlord two hundred seventy (270) days prior to the commencement of the extension period under the terms and conditions stated in Exhibit G, Section Four, as amended by the Second Amendment.

13.         Termination Option. Section Five of Exhibit G., as amended, entitled “Termination Option”, shall be deleted from the Lease in its entirety.

14.         Miscellaneous. The foregoing is intended to be an addition and a modification to the Lease. Unless otherwise defined herein, all capitalized terms used in this Third Amendment shall have the same definitions ascribed in the Lease. Except as modified and amended by this Third Amendment, the Lease shall remain in full force and effect. If anything contained in this Third Amendment conflicts with any terms of the Lease, then the terms of this Third Amendment shall govern and any conflicting terms in the Lease shall be deemed deleted in their entirety.

15.         Acknowledgment. Landlord and Tenant acknowledge that the other party has complied with all of its obligations under said Lease to date, and, to the extent not expressly modified hereby, all of the terms and conditions of said Lease shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Tenant and Landlord have caused this instrument to be executed as of the date first above written, by their respective officers or parties thereunto duly authorized.

Tenant:

SENTO CORPORATION
a Delaware corporation

By:	/s/ PATRICK A. O’NEAL
Name:	PATRICK A. O’NEAL
Title:	PRESIDENT & CEO

Date:	APRIL 1, 2005

Attest:	/s/ Cynthia A Morgan
	Cynthia A. Morgan	Secretary

Corporate Seal:

Landlord:

AP SOUTHEAST PORTFOLIO PARTNERS, LP
a Delaware limited partnership

By: Highwoods Properties, Inc., its manager
a Maryland corporation

By:	/s/ Robert G. Cutlip
Title:	Robert G. Cutlip, Senior Vice President and Regional Manager

Date:	4/5/05

Attest:
Assistant Secretary

Corporate Seal:

EXHIBIT B-1
RIGHT OF REFUSAL SPACE
Suite 3661

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HIGHWOOD	ONE NORTH COMMERCE
PROPERTIES	3645 TRUST DRIVE
2100 SMOKETREE COURT	RALEIGH, NC 27616
SUITE 1100
RALEIGH, NC 27604
919.872.4924
919.876.2448 FAX: